Exhibit 99.2

January 16, 2018	Analyst Contact:	Meredith Bartlett
Megan Bloyed 918-947-7011
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Increases Quarterly Dividend

TULSA, Okla. - Jan. 16, 2018 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today increased the quarterly dividend by 4 cents per share to 46 cents per share, effective for the first quarter 2018, resulting in an annualized dividend of $1.84 per share.

The dividend is payable Mar. 9, 2018, to shareholders of record at the close of business Feb. 23, 2018.

The company expects an average annual dividend increase of 7 to 9 percent between 2017 and 2022, with a target dividend payout ratio of 55 to 65 percent of net income, all subject to its board of directors' approval.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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